EK9 Putnam Global Financials Fund
Semiannual report 2/28/17

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	    130
Class B	   	13
Class C	    	29
Class M	    	 1

72DD2 (000s omitted)

Class R        13
Class Y		75


73A1

Class A	   	0.193
Class B	   	0.117
Class C		0.129
Class M	    	0.144


73A2

Class R        	0.163
Class Y		0.217



74U1	(000s omitted)

Class A	   	622
Class B	   	107
Class C	    	183
Class M	     8




74U1	(000s omitted)

Class A	   	730
Class B	   	124
Class C	    	246
Class M	     9


74U2	(000s omitted)

Class R	    	84
Class Y	   	366


74V1

Class A		11.86
Class B		11.51
Class C		11.38
Class M		11.72


74V2

Class R		11.72
Class Y		11.92

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.